News Release
For Immediate Release

Company Contact:
Jack Collins, EVP Finance/Corporate Development
Phone: (405) 702-7460
Website: www.qrcp.net

Quest Resource Corporation Requests Hearing Regarding

NASDAQ Staff Determination Notice

OKLAHOMA CITY – May 18, 2009 – Quest Resource Corporation (NASDAQ: QRCP) (the “Company”) today announced that on May 12, 2009 it received a staff determination notice from The NASDAQ Stock Market (“NASDAQ”) stating that the Company’s common stock is subject to delisting since the Company is not in compliance with the filing requirements for continued listing as set forth in Listing Rule 5250(c)(1) (the “Rule”). The NASDAQ letter, which the Company expected, was issued in accordance with standard NASDAQ procedures due to the delayed filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (the “2008 Third Quarter Form 10-Q") and Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”). The NASDAQ letter also noted that the Company was delinquent in the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (the “2009 First Quarter Form 10-Q")

On May 18, 2009, the Company requested a hearing before the NASDAQ Listing Qualifications Hearing Panel to appeal the staff determination. The hearing request automatically stays the delisting of the Company’s common stock until June 3, 2009, the 15th calendar day from the Company’s May 19, 2009 deadline to request a hearing. The Company also requested that the Panel further stay the delisting of the Company’s common stock to allow the Company additional time to file its 2008 Third Quarter Form 10-Q, the 2008 Form 10-K and the 2009 First Quarter Form 10-Q. There can be no assurances, however, that the Panel will grant the Company’s requests or that the Company’s common stock will not be delisted.

As previously disclosed, on November 19, 2008, the Company received a letter from NASDAQ, indicating that the Company was not in compliance with the Rule due to the failure to timely file the 2008 Third Quarter Form 10-Q. Following receipt of such letter, the Company timely submitted a plan to NASDAQ, outlining the Company’s planned actions to regain compliance with the Rule. NASDAQ subsequently granted the Company an extension to allow the Company until May 11, 2009 to regain compliance with the Rule by filing the 2008 Third Quarter Form 10-Q. On March 30, 2009, the Company received a second letter from NASDAQ, indicating that the Company was not in compliance with the Rule due to its failure to timely file the 2008 Form 10-K. As requested by NASDAQ, following receipt of such letter, the Company timely submitted an updated compliance plan, but NASDAQ did not grant the Company its requested extension to allow the Company until May 31, 2009 to regain compliance with the Rule by filing the 2008 Third Quarter Form 10-Q and the 2008 Form 10-K.

The Company is working diligently to complete the preparation and filing of the 2008 Third Quarter Form 10-Q, the 2008 Form 10-K and the 2009 First Quarter Form 10-Q.

About Quest Resource Corporation

Quest Resource Corporation is a fully integrated E&P company that owns: producing properties and acreage in the Appalachian Basin of the northeastern United States; 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. (NASDAQ: QELP); and 85% of the general partner and a 36.4% of the limited partner interests in the form of subordinated units in Quest Midstream

Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net, the Quest Energy Partners website at www.qelp.net, and the Quest Midstream Partners website at www.qmlp.net. Quest Resource routinely posts important information in the “Investors” section of its website.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement, including statements regarding the Company’s ability to file its Form 10-Qs and Form 10-K, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In particular, the forward-looking statements made in this release are based upon a number of financial and operating assumptions that are subject to a number of risks, including the results of Quest’s ongoing internal investigation into the questionable transfers by Quest’s former CEO, the ongoing worldwide crisis in the capital markets, uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition and general market conditions. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by Quest. These risks, and other risks are detailed in Quest's filings with the Securities and Exchange Commission, including risk factors listed in its latest annual reports on Form 10-K and other filings with the Securities and Exchange Commission. You can find Quest’s filings with the Securities and Exchange Commission at www.questresourcecorp.com or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.

###